Exhibit No. 99.1


REPRESENTATIONS  OF  ARTHUR  ANDERSEN  LLP


Securities and Exchange Commission
Washington, DC

Arthur Andersen LLP has represented to BNCCORP, Inc. that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.


/s/ Brenda L. Rebel
 -----------------------------------
Brenda L. Rebel
Chief Financial Officer
(Principal Accounting Officer)